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Exhibit 3.14

CERTIFICATE OF INCORPORATION
STOCK CORPORATION
Office of the Secretary of the State
30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-04 / new 1-97

FILING #0001998090 PG 01 OF 02 VOL B-00277 FILED 07/14/1999 11.04 AN PAGE 02873 SECRETARY OF THE STATE CONNECTICUT SECRETARY OF THE STATE
1.
NAME OF CORPORATION:
OHI (Connecticut), Inc.

2.
TOTAL NUMBER OF AUTHORIZED SHARES: 20,000

If the corporation has more than one class of shares, it must designate each class and the number of shares authorized within each class below

Class	Number of shares per class

3.
TERM, LIMITATIONS, RELATIVE RIGHTS AND PREFERENCES OF EACH CLASS OF SHARES AND SERIES THEREOF PURSUANT TO CONN. GEN. STAT. SECTION 33-465:
None

Space For Office Use Only

4.
APPOINTMENT OF REGISTERED AGENT

Print or type name of agent:	Business/Initial registered office address:
C T CORPORATION SYSTEM	One Commercial Plaza Hartford, Connecticut 06103

Residence address:

Acceptance of appointment
C T CORPORATION SYSTEMS

By:	/s/ EDWARD GWIRDELL Signature of agent
5.
OTHER PROVISIONS:
None

6. EXECUTION

Dated this 12th day of July, 1999

Certificate must be signed by each incorporator.

PRINT OR TYPE NAME OF INCORPORATOR(S)	SIGNATURE(S)	COMPLETE ADDRESS(ES)
Jennifer Hennessey	/s/ JENNIFER HENNESSEY	2 Oliver Street, Boston, MA 02109

Tammy Fischer	/s/ TAMMY FISCHER	2 Oliver Street, Boston, MA 02109

Elizabeth Pryor	/s/ ELIZABETH PRYOR	2 Oliver Street, Boston, MA 02109

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CERTIFICATE OF INCORPORATION STOCK CORPORATION Office of the Secretary of the State 30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-04 / new 1-97